Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FOURTH QUARTER AND FISCAL YEAR END RESULTS

  Fiscal 2008  operating income $424.2 million, up 22% from prior year
  Fiscal 2008 operating cash flow $581.0 million, up from $551.6 million in prior year
  Fiscal 2008 annual return on equity 22%, up from 16% in prior year

SAN JOSE, CA, APRIL 23, 2008-- Xilinx, Inc. (Nasdaq: XLNX) today announced net revenues of $475.8 million in the fourth quarter of fiscal 2008, flat sequentially from the prior quarter and up 7% compared to the same quarter a year ago. Fourth quarter net income was $96.5 million, or $0.34 per diluted share, which included pre-tax charges of $4.7 million for a capital loss on a stock sale and $2.9 million related to impairment losses on equity investments, or approximately a $0.02 per diluted share reduction after tax.

Net revenues of $1.84 billion in fiscal 2008 were flat with the prior fiscal year. Fiscal 2008 net income was $374.0 million, up 7% from $350.7 million. Fiscal 2008 earnings per diluted share were $1.25, up 23% from $1.02 per diluted share in the prior fiscal year.

As previously announced on February 25, 2008, the Xilinx Board of Directors increased the quarterly cash dividend to $0.14 from $0.12 per common share, payable on May 28, 2008 to all stockholders of record at the close of business on May 7, 2008.

Additional fourth quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q4 FY 2008	Q3 FY 2008	Q4 FY 2007	Q-T-Q	Y-T-Y
Net revenues	$475.8	$474.8	$443.5	0%	7%
Operating income	$117.0	$115.3	$79.4	1%	47%
Net income	$96.5	$103.6	$87.6	-7%	10%
Diluted earnings per share	$0.34	$0.35	$0.27	-3%	26%

Sales from New Products, led by strength from the Virtex®-5 FPGA family, increased 10% sequentially and represented 38% of total sales, up from 35% in the prior quarter and up from 24% in the same quarter a year ago.

“We remain keenly focused on increasing operating efficiencies and I am pleased with our progress in this area,” said Moshe Gavrielov, President and Chief Executive Officer. “Gross margin in the March quarter was 63.4%-- the highest we have reported in nearly four years. Operating margin was 24.6% in the March quarter, up from 17.9% in the same quarter a year ago primarily due to improved gross margin coupled with continued expense controls.”

Net Revenues by Geography:
	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
North America	38%	41%	39%	-7%	4%
Asia Pacific	28%	27%	26%	5%	18%
Europe	23%	22%	24%	7%	5%
Japan	11%	10%	11%	3%	-1%

Net Revenues by End Market:
	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
Communications	42%	41%	44%	2%	2%
Industrial & Other	33%	33%	30%	0%	17%
Consumer & Automotive	17%	17%	16%	-2%	10%
Data Processing	8%	9%	10%	-2%	-6%

Net Revenues by Product*:
	Percentages			Growth Rates
	Q4	Q3	Q4
	FY 2008	FY 2008	FY 2007	Q-T-Q	Y-T-Y
New	38%	35%	24%	10%	67%
Mainstream	42%	45%	52%	-7%	-15%
Base	14%	14%	18%	-1%	-12%
Support	6%	6%	6%	1%	14%

*Products are classified as follows:

New Products: Virtex-5, Virtex-4, Spartan®-3, and CoolRunner™- II products
Mainstream Products: Virtex-II, Spartan-II, CoolRunner and Virtex-E products
Base Products: Virtex, Spartan, XC4000 and XC9500 products
Support Products: Configuration solutions, HardWire, Software & Support/Services

Fiscal 2008 Highlights:

➢   Ongoing efforts to improve operating margin and capital structure paid off in fiscal 2008. Operating margin was 23% in fiscal 2008, up from 19% in the prior fiscal year as a result of gross margin expansion coupled with expense reduction efforts. Annual return on equity was 22% in fiscal 2008, up from 16% in the prior fiscal year, primarily due to improved operating efficiency and capital structure. During the fiscal year, Xilinx repurchased 24 million shares of common stock and announced an increase in its dividend to $0.14 per diluted share, resulting in a dividend yield of 2.4%, higher than the dividend yield of the S&P 500.

➢   Xilinx improved its 65nm sales leadership with strong growth from its Virtex-5 FPGA family. Shipping over a year before competing products, sales from the Virtex-5 family increased more than 70% sequentially in the March quarter. Recently, Xilinx introduced Virtex-5 FXT devices which deliver in system integration for designs that demand high-performance processing and high-speed serial I/Os, enabling designers to reduce system costs, board space and component count. Xilinx estimates that it currently supplies over 90% of the PLD industry's 65nm sales.

➢   Xilinx delivered the ISE® Design Suite10.1, a single unified release providing FPGA logic, embedded and DSP designers with immediate access to the Company’s entire line of design tools with full interoperability. The ISE Design Suite offers significantly faster implementations with an average of 2X faster run-times and up to 38% faster performance.

➢   Xilinx realized record sales in the Consumer & Automotive and Industrial and Other end markets in fiscal 2008. These combined categories represented 49% of sales in fiscal 2008, up from 45% in the prior fiscal year and up from 36% three years ago. Growth in these end markets was primarily driven by strength in defense and automotive applications and validates the Company’s focused end market diversification efforts.

Key Statistics:

	Q4	Q3	Q4
	FY 2008	FY 2008	FY 2007
Annual Return on Equity (%)*	22	21	16
Operating Cash Flow ($M)	102	208	106
Depreciation Expense ($M)	14	13	18
Capital Expenditures ($M)	6	11	63
Combined Inventory Days	92	91	120
Revenue Turns (%)	60	59	59

*Return on equity calculation: Annualized net income/average stockholders’ equity

Business Outlook – June Quarter Fiscal 2009

➢   Revenues are expected to be up 3% to down 1% sequentially.
➢   Gross margin is expected to be approximately 63% to 64%.
➢   Operating expenses are expected to be approximately flat sequentially.
➢   Other income including interest expense is expected to be approximately $6 million.
➢   Tax rate is expected to be approximately 21%.
➢   Fully diluted share count is expected to be approximately 280 million shares.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect”, “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-K and 10-Q.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Mar. 29,	Mar. 31,	Dec. 29,	Mar. 29,	Mar. 31,
	2008	2007	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Net revenues	$475,760	$443,472	$474,806	$1,841,372	$1,842,739
Cost of revenues	173,974	168,041	174,414	686,988	718,643
Gross margin	301,786	275,431	300,392	1,154,384	1,124,096
Operating expenses:
Research and development	90,888	98,476	91,011	358,063	388,101
Selling, general and administrative	92,469	95,657	92,453	365,325	375,510
Amortization of acquisition-related intangibles	1,426	1,940	1,582	6,802	8,009
Litigation settlements and contingencies	-	-	-	-	2,500
Stock-based compensation related to prior years	-	-	-	-	2,209
Total operating expenses	184,783	196,073	185,046	730,190	776,329

Operating income	117,003	79,358	115,346	424,194	347,767
Impairment loss on investments	(2,850)	-	-	(2,850)	(1,950)
Interest and other, net	5,328	21,916	14,385	52,750	85,329
Income before income taxes	119,481	101,274	129,731	474,094	431,146
Provision for income taxes	23,002	13,648	26,139	100,047	80,474
Net income	$96,479	$87,626	$103,592	$374,047	$350,672

Net income per common share:
Basic	$0.34	$0.27	$0.36	$1.27	$1.04
Diluted	$0.34	$0.27	$0.35	$1.25	$1.02
Cash dividends declared per common share	$0.12	$0.09	$0.12	$0.48	$0.36
Shares used in per share calculations:
Basic	284,523	325,115	289,703	295,050	337,920
Diluted	286,321	330,243	293,036	298,636	343,636

      (1) Derived from audited financial statements

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 29,	March 31,
	2008	2007
	(Unaudited)	(1)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,296,435	$1,137,915
Accounts receivable, net	249,147	182,295
Inventories	130,250	174,572
Deferred tax assets and other current assets	144,364	205,320
Total current assets	1,820,196	1,700,102
Net property, plant and equipment	404,430	413,036
Long-term investments	564,269	675,713
Investment in United Microelectronics Corporation	-	67,050
Other assets	348,212	323,454
Total Assets	$3,137,107	$3,179,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$228,988	$214,317
Deferred income on shipments to distributors	111,678	89,052
Total current liabilities	340,666	303,369
Convertible debentures	999,851	999,597
Deferred tax liabilities	84,486	102,329
Other long-term liabilities	40,281	1,320
Stockholders' equity	1,671,823	1,772,740
Total Liabilities and Stockholders' Equity	$3,137,107	$3,179,355

       (1) Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)

	Three Months Ended			Year Ended
	Mar. 29,	Mar. 31,	Dec. 29,	Mar. 29,	Mar. 31,
	2008	2007	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)
SELECTED CASH FLOW INFORMATION:
Depreciation	$13,876	$17,895	$13,497	$54,199	$55,998
Amortization	4,219	4,536	4,328	17,756	17,926
Stock-based compensation	17,697	20,135	16,456	66,427	90,292
Net cash provided by operating activities	101,841	105,633	207,744	580,975	551,568
Purchases of property, plant and equipment	(6,238)	(63,183)	(10,737)	(45,593)	(110,777)
Payment of dividends to stockholders	(34,093)	(29,613)	(34,480)	(139,974)	(120,833)
Repurchases of common stock	(200,000)	(1,030,000)	(200,000)	(550,000)	(1,430,000)
Proceeds from issuance of common stock to employees and excess tax benefit	57,700	51,376	11,610	148,094	155,549

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,820	$1,985	$1,937	$7,605	$10,345
Research and development	8,908	9,407	7,977	31,433	41,610
Selling, general and administrative	6,970	8,742	6,542	27,389	38,337

       (1) Derived from audited financial statements